Exhibit 16.1

September 13, 2022,

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

Commissioners:

We have read the statements made by Manufactured Housing Properties, Inc. under Item 4.01 of its Form 8-K dated September 13, 2022. We agree with the statements concerning our firm in such Form 8-K; we are not in a position to agree or disagree with other statements of Manufactured Housing Properties, Inc. contained therein.

Very truly yours,

/s/ Friedman LLP

Marlton, New Jersey